Exhibit 99.2

Block’s Chief Legal Officer Sivan Whiteley Joins LegalZoom Board of Directors

Sivan Whiteley Brings Decades of Legal, Regulatory, Compliance, Corporate Development and Security Operations Experience to the Board

GLENDALE, Calif.— March 10, 2022 – LegalZoom.com, Inc. (NASDAQ: LZ), the number one brand in online small business formations and a leading online platform for legal, compliance and tax solutions, has appointed Sivan Whiteley, Chief Legal Officer and Corporate Secretary at Block, Inc. (formerly Square,Inc.), to its Board of Directors, effective March 18, 2022. As a member of the LegalZoom Board, she will serve as an independent advisor to the management team, bringing decades of experience in legal, regulatory, government affairs, compliance, corporate development and security operations for technology companies that operate in highly regulated industries. Whiteley has also led corporate diversity and inclusion initiatives, helping promote professional growth for women.
“Our Board and senior leadership team are excited to work with Sivan in her role as a director,” said LegalZoom CEO, Dan Wernikoff. “Her experience with high-growth technology companies, small business service providers and her strong operational background within highly regulated and disruptive industries makes her an excellent addition to our Board of Directors.”
“As a leader in business formation services, LegalZoom is in a unique position to be a trusted partner for small business owners from the earliest moments of their entrepreneurial journeys,” Whiteley added. “I’m excited to work closely with the full senior leadership team and other Board members to provide counsel and my expertise to advance LegalZoom’s mission.”
Whiteley joins as part of a broader planned governance rotation on the LegalZoom Board over the coming months, which includes the transition off the Board for Khai Ha, co-founder and Managing Partner of GPI Capital, and David Yuan, Founder and General Partner at Tidemark Investments and formerly a General Partner at TCV, each of whom have served as directors since 2018. In addition, Neil Tolaney, General Partner at TCV and former director of the LegalZoom Board has been nominated for election as a Class I director at the 2022 annual shareholder meeting in June.
“It has been a privilege to work with a brilliant team and Board over the past four years, and to now make room for additional operational and legal expertise on the Board. We remain committed to our investment and confident that LegalZoom is executing on a product roadmap to better serve small and medium-sized businesses with their business needs and drive compounding growth over the coming years,” stated Ha.
“Small businesses are critical to the U.S. economy and our nation’s social fabric. LegalZoom has a platform opportunity to launch and incorporate small businesses and guide them through to success,” said Yuan. “I’ve been honored to serve this important company and support its mission of democratizing law, and I look forward to seeing it continue to thrive.”
“We are confident in the breadth of experience and expertise Sivan and Neil will bring to the already accomplished group of individuals who are helping steer LegalZoom through sustained success. I would like to thank Khai and David for their significant contributions and for being valuable advisers at an important time for our transformation” said Wernikoff.

About LegalZoom
LegalZoom is a leading online platform for legal and compliance solutions in the United States that is on a mission to democratize law. LegalZoom operates across all 50 states and over 3,000 counties in the United States and has more than 20 years of experience navigating complex regulations and simplifying the legal and compliance process for its customers. Driven by its core value that every business deserves the full protection of the legal system and a simple way to stay compliant with it, LegalZoom helps its customers form and protect their businesses, their ideas and families. In 2020, 10 percent of all new LLCs and 5 percent of all new corporations in the United States were formed through LegalZoom, enabling small business owners to apply their energy and passion to their businesses instead of the legal and regulatory complexity required to operate them. In addition to business formations, LegalZoom offers ongoing compliance and tax advice, trademark and copyright filings and estate planning documents to protect small businesses and the families that create them.

Contact
Cortney Kerans
press@legalzoom.com